EXHIBIT 10.133
NOTICE TO OPTION HOLDERS UNDER THE
AMENDED AND RESTATED 2003 STOCK PURCHASE AND OPTION PLAN
The Compensation Committee, in accordance with the terms of the Amended and Restated 2003 Stock Purchase and Option Plan for Key Employees of ITC Holdings Corp and its Subsidiaries, as amended (the “Plan”), has determined to allow holders of options granted under the Plan to exercise their options and to satisfy their withholding obligations in connection with the exercise through a cashless net exercise methodology. If an option holder gives notice to the Company that an option is being exercised and withholding is being satisfied using this method, no cash payment will be due from the option holder. Instead, shares will be withheld from the amount otherwise issuable upon the exercise with a current value equal to the exercise price and withholding obligation, and the Company will issue the net amount of shares and cancel the remaining exercised portion of the option. Use of this methodology benefits the option holder as it provides an additional way to exercise without paying cash to the Company and without a transaction in the market that might otherwise have insider trading implications.
No signature is necessary to make this amendment effective, because it merely provides an additional right to the option holder. Please retain a copy of this notice and amendment for your records.
AMENDMENT TO STOCK OPTION AGREEMENTS UNDER
AMENDED AND RESTATED 2003 STOCK PURCHASE AND OPTION PLAN
This Amendment, dated as of May 20, 2014, between ITC Holdings Corp. (the “Company”) and the Optionee. Section 4.3 of each of the stock option agreements held by Optionee relating to Options granted under the Amended and Restated 2003 Stock Purchase and Option Plan for Key Employees of ITC Holdings Corp and its Subsidiaries, as amended (the “Plan”) is hereby amended adding the following at the end of such Section:
In addition to the forms of payment set forth above, Optionee may elect to make payment by means of a “net exercise” (described below). A “net exercise” shall mean an exercise of the Option pursuant to which, upon delivery to the Company of written notice of exercise, the consideration received in payment for the exercise of the Option shall be the cancellation of a portion of the Option and the Company shall become obligated to issue the “net number” of shares of Common Stock determined according to the following formula:
((A x B) - (A x C))
B
For purposes of the foregoing formula:
A = the total number of shares with respect to which the Option is then being exercised (which, for the avoidance of doubt, shall include both the number of shares to be issued to the Optionee and the number of shares subject to the portion of the Option to be cancelled in payment of the exercise price).
B= the Fair Market Value for the Common Stock on the date of the Company’s receipt of the exercise notice.
C= the exercise price in effect at the time of such exercise.
If the foregoing formula would yield a number of shares to be issued that is not a whole number, any such fraction shall be rounded down and disregarded. The shares underlying the exercised portion of the Option that are not issued pursuant to the foregoing formula, along with the corresponding portion of the Option, shall be considered cancelled and no longer subject to exercise.
If the “net exercise” method is used to satisfy the tax withholding obligations, the number of shares to be otherwise issued upon exercise (regardless of how the exercise price was paid) shall be reduced by an amount equal to (a) the tax withholding obligation, as determined by the Company in good faith, divided by (b) the Fair Market Value for the Common Stock on the date of the Company’s receipt of the exercise notice, and rounded up to the nearest whole share. The corresponding portion of the Option shall be considered cancelled and no longer subject to exercise.